Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Second Quarter 2015 Financial Results

San Diego, July 30, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® and t:flex™ Insulin Pumps, today reported its financial results for the quarter ended June 30, 2015.

In comparing the second quarter of 2015 to the same period of 2014:

•	Sales grew 53 percent to $15.7 million from $10.3 million
•	Total pump shipments grew 49 percent to 3,331 pumps from 2,235 pumps
•	Operating margin improved to negative 119 percent from negative 179 percent

In comparing the first six months of 2015 to the same period of 2014:

•	Sales grew 53 percent to $28.0 million from $18.3 million
•	Total pump shipments grew 47 percent to 5,818 pumps from 3,958 pumps
•	Operating margin improved to negative 140 percent from negative 214 percent

“Our strong sales momentum continued in the second quarter, which was highlighted by our successful launch of the t:flex Pump,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care.  “This launch marks our achievement of a strategic Company goal to leverage our infrastructure by offering multiple products that address different needs of the diabetes community.”

Gross margin was 31 percent for the quarter ended June 30, 2015 compared to 34 percent in the same period of 2014.

For the second quarter of 2015, operating expenses increased 8 percent to $23.5 million from $21.8 million for the same period of 2014.

Operating loss for the second quarter of 2015 was $18.7 million, compared to $18.3 million for the same period of 2014. This included non-cash, stock-based compensation of $3.3 million for the quarter ended June 30, 2015, compared to $3.5 million for the same period of 2014.

As of June 30, 2015, the Company had $99.7 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2015, the Company’s guidance is as follows:

•	Sales are estimated to be in the range of $70.0 million to $75.0 million, which includes $4.0 million to $6.0 million of t:flex Insulin Pump sales
•

Operating margin is estimated to be in the range of negative 100 percent to negative 110 percent, which includes approximately $13.0 million to $14.0 million in non-cash, stock-based compensation expense

Conference Call

The Company will hold a conference call and simultaneous webcast today at 5:30pm Eastern Time (2:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "81630278".

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the t:flex Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

t:flex is a trademark, and t:slim and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Exhibit 99.1

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tflex, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/company/tandemdiabetes

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to offer multiple products to leverage its infrastructure and achieve operating efficiencies, and the Company’s ability to sustain sales momentum for during the remainder of 2015. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes and customers may delay purchasing decisions for the Company’s existing products until the t:slim G4 Insulin Pump is commercially available. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$97,746	$67,282
Restricted cash	2,000	2,000
Accounts receivable, net	7,473	7,652
Inventory, net	14,670	11,913
Other current assets	2,170	1,904
Total current assets	124,059	90,751

Property and equipment, net	14,325	12,581
Other long term assets	2,950	3,132
Total assets	$141,334	$106,464
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$14,590	$14,591
Deferred revenue	1,038	840
Other current liabilities	2,857	2,663
Total current liabilities	18,485	18,094

Notes payable-long-term	29,479	29,440
Other long-term liabilities	5,618	4,358
Total liabilities	53,582	51,892

Total stockholders’ equity	87,752	54,572
Total liabilities and stockholders’ equity	$141,334	$106,464

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$15,706	$10,255	$28,014	$18,320
Cost of sales	10,905	6,806	20,406	14,005
Gross profit	4,801	3,449	7,608	4,315

Operating expenses:
Selling, general and administrative	19,599	18,068	38,954	36,109
Research and development	3,873	3,699	7,735	7,362
Total operating expenses	23,472	21,767	46,689	43,471
Operating loss	(18,671)	(18,318)	(39,081)	(39,156)

Other income (expense), net:
Interest and other income	61	31	160	49
Interest and other expense	(923)	(910)	(1,821)	(2,052)
Total other income (expense), net	(862)	(879)	(1,661)	(2,003)
Net loss	$(19,533)	$(19,197)	$(40,742)	$(41,159)

Net loss per share, basic and diluted	$(0.65)	$(0.83)	$(1.47)	$(1.79)

Weighted average shares used to compute basic and diluted net loss per share	29,902	23,098	27,723	23,017

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com